UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

HSN, INC.

(Exact name of registrant as specified in charter)

Delaware	001-34061	26-2590893
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1 HSN Drive, St. Petersburg, Florida 33729	33729
(Address of principal executive offices)	(Zip Code)

(727) 872-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On January 27, 2015, HSN, Inc. (the “Company”) entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent and Collateral Agent; JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association, each as a Syndication Agent; Fifth Third Bank, Regions Bank, MUFG Union Bank, N.A., Branch Banking and Trust Company, BBVA Compass , Bank and PNC Bank, National Association, each as a Documentation Agent; and Bank of America Merrill Lynch, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners (the “New Credit Agreement”). The New Credit Agreement replaces the Company’s prior Credit Agreement dated as of April 24, 2012.

The New Credit Agreement, among other things (i) provides for a $750 million revolving credit facility and $500 million in delayed draw term loans, each with a maturity date of January 27, 2020, (ii) provides for an interest rate on borrowings, commitment fees and letter of credit fees based on the Company’s and its subsidiaries’ consolidated leverage ratio, and (iii) may be increased by up to an additional $500 million in the aggregate, subject to certain conditions. The New Credit Agreement includes various covenants, limitations and events of default customary for similar facilities, including a maximum leverage ratio and a minimum interest coverage ratio. The interest rate on the New Credit Agreement is based on (at the Company’s election) either the Eurodollar Rates as defined in the New Credit Agreement plus a predetermined margin that ranges from 1.25% to 2.25%, or the Base Rate as defined in the New Credit Agreement plus a predetermined margin that ranges from 0.25% to 1.25%, in each case based on the Company and its consolidated subsidiaries’ leverage ratio.

Pursuant to the New Credit Agreement, certain subsidiaries of the Company (the “Subsidiary Guarantors”) have agreed to guarantee the Company’s obligations under the New Credit Agreement. In addition, the Company and certain Subsidiary Guarantors have entered into a Pledge Agreement pursuant to which they have agreed to pledge, subject to certain exceptions, 100% of the voting equity securities of their U.S. subsidiaries and 65% of their first-tier foreign subsidiaries to secure the obligations under the New Credit Agreement.

Copies of the New Credit Agreement and Pledge Agreement are attached to this Current Report as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated herein by this reference. The description of the New Credit Agreement and Pledge Agreement above are qualified in their entirety by reference to the complete terms and conditions of the New Credit Agreement and the Pledge Agreement.

Item 1.02.	Termination of a Material Definitive Agreement

On January 27, 2015, in connection with the Company’s entry into the New Credit Agreement described in Item 1.01 above, the Company terminated the Credit Agreement dated April 24, 2012 with Bank of America, N.A., as Administrative Agent and Collateral Agent; JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, and Barclays Bank PLC, each as a Syndication Agent; Branch Banking & Trust, Regions Bank, and Union Bank, each as a Documentation Agent; and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Barclays Bank PLC, as Joint Lead Arrangers and Joint Book Managers (the “Former Credit Agreement”) and the Pledge Agreement dated as of April 24, 2012, by the Credit Parties (as defined in the Former Credit Agreement) and Bank of America, N.A., as Collateral Agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Current Report on Form 8-K, which discussion is incorporated herein by this by reference.

Item 7.01.	Regulation FD Disclosure

On January 28, 2015, the Company issued a press release announcing its entry into the New Credit Agreement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference in this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1 shall not be deemed “filed” with the U.S. Securities and Exchange Commission nor incorporated by reference in any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 8.01.	Other Events

On January 28, 2015, the Company also announced that its board of directors has declared a special non-recurring cash dividend on the Company’s common stock of $10.00 per share, payable February 19, 2015, to shareholders of record as of the close of business on February 9, 2015. In addition, the Company’s Board of Directors has authorized a share repurchase program covering 4 million shares of common stock, principally to offset dilution related to the Company’s management stock programs.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

10.1 Credit Agreement dated as of January 27, 2015 by and among HSN, Inc. and certain of its subsidiaries, Bank of America, N.A., as Administrative Agent and Collateral Agent; JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association, each as a Syndication Agent; Fifth Third Bank, Regions Bank, MUFG Union Bank, N.A., Branch Banking and Trust Company, BBVA Compass Bank and PNC Bank, National Association, each as a Documentation Agent; and Bank of America Merrill Lynch, J.P. Morgan Securities LLC, and Wells Fargo Securities, LLC, as Joint Lead Arrangers and Joint Bookrunners.

10.2 Pledge Agreement dated as of January 27, 2015, by the Credit Parties (as defined in the New Credit Agreement) and Bank of America, N.A, as Collateral Agent.

99.1 Press Release dated January 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HSN, INC.

Dated: January 28, 2015

	By:	/s/ Judy A. Schmeling

Judy A. Schmeling
Chief Operating Officer and
Chief Financial Officer

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